Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

Press Release
For Immediate Release: February 23, 2026

Investor Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com

Boise Cascade Company Reports Fourth Quarter and Full Year 2025 Results

BOISE, IDAHO - February 23, 2026 - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $8.7 million, or $0.24 per share, on sales of $1.5 billion. For the full year 2025, Boise Cascade reported net income of $132.8 million, or $3.53 per share, on sales of $6.4 billion. Fourth quarter and full year earnings were negatively impacted by approximately $6 million, or $0.16 per share after-tax, related to an accrual for legal proceedings in our Building Materials Distribution segment. For 2024 comparative results, see the table below.

“While the fourth quarter reflected the expected seasonal softness in demand, I am proud of our teams for delivering strong operating results despite ongoing market headwinds,” said Nate Jorgensen, CEO. “I want to thank each Boise Cascade associate for their dedication and perseverance throughout the year. The foundation of our success remains our people and the values we live every day. Looking ahead, we are well positioned to capture opportunities when housing starts recover, supported by our resilient business model and strategic investments in both our distribution and EWP manufacturing businesses. As I prepare to retire, I am deeply grateful for the Board of Directors’ support and for the strength of our leadership team. I have great confidence in Jeff as he steps into the role of CEO. His vision, experience, and steadfast commitment to our values will serve Boise Cascade well as we advance our objectives and create long-term value for our stakeholders.”

Fourth Quarter and Year End 2025 Highlights

	4Q 2025	4Q 2024	% change	2025	2024	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,460,181	$1,567,480	(7)%	$6,404,595	$6,724,294	(5)%
Net income	8,734	68,900	(87)%	132,836	376,354	(65)%
Net income per common share - diluted	0.24	1.78	(87)%	3.53	9.57	(63)%
Adjusted EBITDA [1]	57,191	128,655	(56)%	342,179	632,838	(46)%
Segment Results
Building Materials Distribution sales	$1,363,116	$1,438,785	(5)%	$5,941,297	$6,166,493	(4)%
Building Materials Distribution income	41,482	70,701	(41)%	222,218	303,385	(27)%
Building Materials Distribution EBITDA [1]	56,449	84,459	(33)%	280,907	352,919	(20)%
Wood Products sales	353,960	419,670	(16)%	1,613,441	1,832,317	(12)%
Wood Products income (loss)	(13,794)	33,583	N/M	5,836	231,454	(97)%
Wood Products EBITDA [1]	12,299	56,581	(78)%	104,292	324,657	(68)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In fourth quarter 2025, total U.S. housing starts and single-family housing starts decreased 4% and 7%, respectively, compared to the same period in 2024. For the full year 2025, total U.S. housing starts and single-family housing starts decreased 1% and 7%, respectively, compared to 2024. Single-family housing starts are the key demand driver for our sales.

Building Materials Distribution (BMD)

BMD's sales decreased $75.7 million, or 5%, to $1,363.1 million for the three months ended December 31, 2025, from $1,438.8 million for the three months ended December 31, 2024. Compared with the same quarter in the prior year, the decrease in sales was driven by decreases in sales prices and sales volumes of 4% and 1%, respectively. By product line, commodity sales decreased 9%, general line product sales increased 3%, and EWP sales (substantially all of which are sourced through our Wood Products segment) decreased 14%. BMD segment income decreased $29.2 million to $41.5 million for the three months ended December 31, 2025, from $70.7 million for the three months ended December 31, 2024. The decrease in segment income was driven by a gross margin decrease of $21.3 million, resulting primarily from decreased margins on commodity and EWP products, offset partially by increased margins on general line products. Segment income in the fourth quarter was also impacted by the previously referenced $6 million accrual for legal proceedings.

For the year ended December 31, 2025, sales decreased $225.2 million, or 4%, to $5,941.3 million from $6,166.5 million in 2024. The decrease in sales was driven by a 2% decrease in both sales prices and sales volumes. By product line, commodity sales decreased 6%, general line product sales increased 3%, and EWP sales decreased 13%. BMD segment income decreased $81.2 million to $222.2 million for the year ended December 31, 2025, from $303.4 million for the year ended December 31, 2024. The decline in segment income was driven by a gross margin decrease of $48.8 million, resulting primarily from lower gross margins on commodity and EWP products, offset partially by improved gross margins on general line products. In addition, selling and distribution expenses and depreciation and amortization expense increased $21.8 million and $9.2 million, respectively.

Wood Products

Wood Products' sales, including sales to BMD, decreased $65.7 million, or 16%, to $354.0 million for the three months ended December 31, 2025, from $419.7 million for the three months ended December 31, 2024. The decrease in sales was driven by lower sales prices and sales volumes for LVL and I-joists (collectively referred to as EWP) and plywood. For the three months ended December 31, 2025, Wood Products' segment loss was $13.8 million compared to segment income of $33.6 million for the three months ended December 31, 2024. The decrease in segment income was due primarily to lower EWP sales prices and sales volumes, as well as lower plywood sales prices and higher per-unit conversion costs.

For the year ended December 31, 2025, sales, including sales to BMD, decreased $218.9 million, or 12%, to $1,613.4 million from $1,832.3 million in 2024. The decrease in sales was driven by lower sales prices and sales volumes for EWP and plywood. Wood Products' segment income decreased $225.6 million to $5.8 million for the year ended December 31, 2025, from $231.5 million for the year ended December 31, 2024. The decrease in segment income was due primarily to lower EWP and plywood sales prices and sales volumes, as well as higher per-unit conversion costs, which were impacted, in part, by planned downtime to complete significant mill modernization capital projects at our Oakdale plywood mill. These decreases in segment income were offset partially by a $3.9 million gain on the sale of a non-operating property.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	4Q 2025 vs. 4Q 2024	4Q 2025 vs. 3Q 2025	2025 vs. 2024

Average Net Selling Prices
LVL	(10)%	—%	(11)%
I-joists	(11)%	—%	(10)%
Plywood	(6)%	1%	(6)%
Sales Volumes
LVL	(7)%	(8)%	(2)%
I-joists	(16)%	(16)%	(8)%
Plywood	(5)%	(9)%	(4)%

Balance Sheet and Liquidity

Boise Cascade ended fourth quarter 2025 with $477.2 million of cash and cash equivalents and $395.1 million of undrawn committed bank line availability, for total available liquidity of $872.3 million. The Company had $450.0 million of outstanding debt at December 31, 2025.

Capital Allocation

During the year ended December 31, 2025, the Company used a combined $274.8 million of cash for capital spending and acquisitions. We expect capital expenditures in 2026, excluding potential acquisition spending, to total approximately $150 million to $170 million. We expect our capital spending in 2026 will be for business improvement and efficiency projects, replacement projects, and ongoing environmental compliance. This level of capital expenditures could increase or decrease as a result of several factors, including efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

For the year ended December 31, 2025, the Company paid $34.6 million in common stock dividends. On February 6, 2026, our board of directors declared a quarterly dividend of $0.22 per share on our common stock, payable on March 18, 2026, to stockholders of record on February 23, 2026.

For the three months ended December 31, 2025, the Company paid $70.4 million for the repurchase of 972,640 shares of our common stock. For the year ended December 31, 2025, the Company paid $181.4 million for the repurchase of 2,101,392 shares of our common stock. In January and February 2026, the Company repurchased and retired an additional 469,284 shares of our common stock at a cost of approximately $39 million. Subsequent to these share repurchases, approximately $200 million of our common stock was available for repurchase under our existing share repurchase program.

Outlook

Demand for the products we purchase and distribute, as well as the products we manufacture, is closely tied to new residential construction, residential repair-and-remodeling activity, and light commercial construction. Residential construction, particularly new single-family construction, remains a key demand driver for the products we distribute and manufacture. In 2025, single-family starts fell short of 2024 levels by approximately 7% and are expected to be flat or modestly down in 2026. Home builders moderated their starts in 2025 to avoid further buildup of finished home inventory as affordability remains a persistent challenge for prospective homebuyers. Throughout 2025 builders bridged the supply-demand gap with increased incentives and high single-digit declines in new home prices. Multi-family experienced growth in 2025 but starts are expected to level off in 2026 due to prohibitive capital costs for developers combined with low rent growth and a decrease in permit activity. Industry experts expect flat home improvement spending in 2026 as high costs of borrowing and historically low home turnover continue to constrain demand. Near term demand will continue to be influenced by factors such as mortgage rates, home affordability, home equity levels, home sizes, new and existing home inventory levels, unemployment rates, and consumer confidence. Long-term demand drivers for residential construction, including generational tailwinds and an undersupply of housing units, remain strong, while elevated levels of homeowner equity and an aging U.S. housing stock support robust repair-and-remodel spending and reinforce the industry’s solid fundamentals.

Our distribution business, which purchases and resells a diverse range of products, experiences opportunities for increased sales and margins during periods of rising prices, while periods of declining prices may present challenges. Future product pricing, particularly for commodity products we distribute and manufacture, is expected to remain dynamic, influenced by economic conditions, industry operating rates, supply disruptions, duties, tariffs, transportation constraints, inventory levels, and seasonal demand patterns. We will continue to monitor end market demand signals and align production rates and inventory stocking positions accordingly.

About Boise Cascade

Boise Cascade is one of the largest U.S. wholesale distributors of building materials and a leading manufacturer of engineered wood products and plywood in North America. Our integrated model and national distribution footprint position us to deliver outstanding service to our customers across a broad range of industry-leading products, including key structural products that we produce. Headquartered in Boise, Idaho, we operate more than 60 distribution and manufacturing facilities strategically located across the U.S. and Canada. Our work is powered by a dedicated team of over 7,500 people. Learn more at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss fourth quarter and full year earnings on Tuesday, February 24, 2026, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Segment EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. We also disclose Segment EBITDA, which is segment income (loss) before depreciation and amortization.

We believe EBITDA, Adjusted EBITDA and Segment EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA, Adjusted EBITDA and Segment EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA, Adjusted EBITDA and Segment EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA, Adjusted EBITDA and Segment EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA, Adjusted EBITDA and Segment EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. For a reconciliation of net income to EBITDA and Adjusted EBITDA and segment income (loss) to

Segment EBITDA, please see the section titled, "Summary Notes to Consolidated Financial Statements and Segment Information" below.

Forward-Looking Statements

This press release contains statements concerning future events and expectations, including, without limitation, statements relating to our outlook. These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," “outlook,” "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. Factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in Boise Cascade’s most recent Annual Report on Form 10-K, subsequent reports filed by Boise Cascade with the Securities and Exchange Commission (SEC), and the following important factors: the commodity nature of a portion of our products and their price movements, which are driven largely by general economic conditions, industry capacity and operating rates, industry cycles that affect supply and demand, and net import and export activity; the highly competitive nature of our industry; declines in demand for our products due to competing technologies or materials, as well as changes in building code provisions; disruptions to information systems used to process and store customer, employee, and vendor information, as well as the technology that manages our operations and other business processes; material disruptions and/or major equipment failure at our manufacturing facilities; declining demand for residual byproducts, particularly wood chips generated in our manufacturing operations; labor disruptions, shortages of skilled and technical labor, or increased labor costs; product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers; the cost and availability of third-party transportation services used to deliver the goods we distribute and manufacture, as well as our raw materials; cost and availability of raw materials, particularly wood fiber; the need to successfully formulate and implement succession plans for key members of our management team; our ability to execute our organic growth and acquisition strategies efficiently and effectively; failures or delays with new or existing technology systems and software platforms; our ability to successfully pursue our long-term growth strategy related to innovation and digital technology; concentration of our sales among a relatively small group of customers, as well as the financial condition and creditworthiness of our customers; impairment of our long-lived assets, goodwill, and/or intangible assets; substantial ongoing capital investment costs, including those associated with organic growth and acquisitions, and the difficulty in offsetting fixed costs related to those investments; our indebtedness, including the possibility that we may not generate sufficient cash flows from operations or that future borrowings may not be available in amounts sufficient to fulfill our debt obligations and fund other liquidity needs; restrictive covenants contained in our debt agreements; changes in or failure to comply with laws and regulations; changes in foreign trade policy, including the imposition of tariffs; compliance with data privacy and security laws and regulations; the impacts of climate change and related legislative and regulatory responses intended to reduce climate change; cost of compliance with government regulations, in particular, environmental regulations; exposure to product liability, product warranty, casualty, construction defect, and other claims; and fluctuations in the market for our equity.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2025	December 31
	2025	2024		2025	2024

Sales	$1,460,181	$1,567,480	$1,667,806	$6,404,595	$6,724,294

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,228,749	1,269,769	1,404,311	5,350,702	5,393,607
Depreciation and amortization	41,313	37,035	42,378	158,221	144,113
Selling and distribution expenses	145,719	143,512	165,074	616,256	594,927
General and administrative expenses	22,466	25,085	25,763	99,696	102,317
Other (income) expense, net	5,983	(640)	(2,049)	(3,609)	(708)
	1,444,230	1,474,761	1,635,477	6,221,266	6,234,256

Income from operations	15,951	92,719	32,329	183,329	490,038

Foreign currency exchange gain (loss)	(40)	(1,061)	(293)	760	(1,164)
Pension expense (excluding service costs)	(33)	(38)	(33)	(131)	(149)
Interest expense	(6,024)	(5,810)	(5,327)	(21,846)	(24,067)
Interest income	4,452	7,831	4,181	18,766	39,139
Change in fair value of interest rate swaps	—	(465)	—	(925)	(2,038)
	(1,645)	457	(1,472)	(3,376)	11,721

Income before income taxes	14,306	93,176	30,857	179,953	501,759
Income tax provision	(5,572)	(24,276)	(9,088)	(47,117)	(125,405)
Net income	$8,734	$68,900	$21,769	$132,836	$376,354

Weighted average common shares outstanding:
Basic	36,823	38,490	37,385	37,476	39,086
Diluted	36,972	38,735	37,509	37,619	39,318

Net income per common share:
Basic	$0.24	$1.79	$0.58	$3.54	$9.63
Diluted	$0.24	$1.78	$0.58	$3.53	$9.57

Dividends declared per common share	$0.22	$0.21	$0.22	$0.86	$5.82

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2025	December 31
	2025	2024		2025	2024

Segment sales	$1,363,116	$1,438,785	$1,556,150	$5,941,297	$6,166,493

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,157,607	1,212,013	1,321,283	5,045,585	5,221,945
Depreciation and amortization	14,967	13,758	15,545	58,689	49,534
Selling and distribution expenses	134,885	132,550	154,841	573,690	551,874
General and administrative expenses	8,478	10,482	10,210	39,142	40,666
Other (income) expense, net	5,697	(719)	(15)	1,973	(911)
	1,321,634	1,368,084	1,501,864	5,719,079	5,863,108

Segment income	$41,482	$70,701	$54,286	$222,218	$303,385

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.9%	84.2%	84.9%	84.9%	84.7%
Depreciation and amortization	1.1%	1.0%	1.0%	1.0%	0.8%
Selling and distribution expenses	9.9%	9.2%	10.0%	9.7%	8.9%
General and administrative expenses	0.6%	0.7%	0.7%	0.7%	0.7%
Other (income) expense, net	0.4%	—%	—%	—%	—%
	97.0%	95.1%	96.5%	96.3%	95.1%

Segment income	3.0%	4.9%	3.5%	3.7%	4.9%

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2025	December 31
	2025	2024		2025	2024

Segment sales	$353,960	$419,670	$396,401	$1,613,441	$1,832,317

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	328,108	348,601	368,406	1,457,211	1,446,555
Depreciation and amortization	26,093	22,998	26,561	98,456	93,203
Selling and distribution expenses	10,888	11,016	10,287	42,782	43,268
General and administrative expenses	2,361	3,394	3,391	12,881	17,660
Other (income) expense, net	304	78	(189)	(3,725)	177
	367,754	386,087	408,456	1,607,605	1,600,863

Segment income (loss)	$(13,794)	$33,583	$(12,055)	$5,836	$231,454

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	92.7%	83.1%	92.9%	90.3%	78.9%
Depreciation and amortization	7.4%	5.5%	6.7%	6.1%	5.1%
Selling and distribution expenses	3.1%	2.6%	2.6%	2.7%	2.4%
General and administrative expenses	0.7%	0.8%	0.9%	0.8%	1.0%
Other (income) expense, net	0.1%	—%	—%	(0.2%)	—%
	103.9%	92.0%	103.0%	99.6%	87.4%

Segment income (loss)	(3.9%)	8.0%	(3.0)%	0.4%	12.6%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2025	December 31
	2025	2024		2025	2024
Segment sales
Building Materials Distribution	$1,363,116	$1,438,785	$1,556,150	$5,941,297	$6,166,493
Wood Products	353,960	419,670	396,401	1,613,441	1,832,317
Intersegment eliminations	(256,895)	(290,975)	(284,745)	(1,150,143)	(1,274,516)
Total net sales	$1,460,181	$1,567,480	$1,667,806	$6,404,595	$6,724,294

Segment income (loss)
Building Materials Distribution	$41,482	$70,701	$54,286	$222,218	$303,385
Wood Products	(13,794)	33,583	(12,055)	5,836	231,454
Total segment income	27,688	104,284	42,231	228,054	534,839
Unallocated corporate costs	(11,737)	(11,565)	(9,902)	(44,725)	(44,801)
Income from operations	$15,951	$92,719	$32,329	$183,329	$490,038

Segment EBITDA
Building Materials Distribution	$56,449	$84,459	$69,831	$280,907	$352,919
Wood Products	12,299	56,581	14,506	104,292	324,657

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31, 2025	December 31, 2024

ASSETS

Current
Cash and cash equivalents	$477,215	$713,260
Receivables
Trade, less allowances of $5,618 and $5,506	315,944	321,820
Related parties	86	173
Other	24,698	22,772
Inventories	795,724	803,296
Prepaid expenses and other	40,751	24,747
Total current assets	1,654,418	1,886,068

Property and equipment, net	1,157,261	1,047,083
Operating lease right-of-use assets	55,980	49,673
Finance lease right-of-use assets	11,825	22,128
Timber deposits	8,058	6,916
Goodwill	185,384	171,945
Intangible assets, net	159,665	173,027
Deferred income taxes	3,041	3,705
Other assets	6,311	8,838
Total assets	$3,241,943	$3,369,383

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	December 31, 2025	December 31, 2024

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$254,622	$297,676
Related parties	915	1,315
Accrued liabilities
Compensation and benefits	103,066	127,415
Interest payable	10,176	9,957
Other	124,297	127,653
Total current liabilities	493,076	564,016

Debt
Long-term debt, net	445,405	446,167

Other
Compensation and benefits	39,354	42,006
Operating lease liabilities, net of current portion	49,778	43,174
Finance lease liabilities, net of current portion	15,631	26,883
Deferred income taxes	105,551	78,849
Other long-term liabilities	18,270	17,014
	228,584	207,926

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 36,190 and 45,139 shares issued, respectively	362	451
Treasury stock, — and 6,956 shares at cost, respectively	—	(341,974)
Additional paid-in capital	571,220	565,041
Accumulated other comprehensive loss	(476)	(460)
Retained earnings	1,503,772	1,928,216
Total stockholders' equity	2,074,878	2,151,274
Total liabilities and stockholders' equity	$3,241,943	$3,369,383

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Year Ended December 31
	2025	2024
Cash provided by (used for) operations
Net income	$132,836	$376,354
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	161,849	147,402
Stock-based compensation	12,119	15,486
Pension expense	131	149
Deferred income taxes	27,549	(2,416)
Change in fair value of interest rate swaps	925	2,038
Other	(1,084)	(379)
Decrease (increase) in working capital, net of acquisitions
Receivables	17,070	31,068
Inventories	15,867	(89,266)
Prepaid expenses and other	(3,023)	(1,029)
Accounts payable and accrued liabilities	(90,938)	(35,595)
Income taxes payable	(17,241)	(2,405)
Other	(1,912)	(3,087)
Net cash provided by operations	254,148	438,320

Cash provided by (used for) investment
Expenditures for property and equipment	(241,431)	(229,569)
Acquisitions of businesses and facilities, net of cash acquired	(33,382)	(10,221)
Proceeds from sales of assets and other	11,551	1,970
Net cash used for investment	(263,262)	(237,820)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	50,000	—
Payments of long-term debt, including revolving credit facility	(50,000)	—
Treasury stock purchased	(183,108)	(194,904)
Dividends paid on common stock	(34,624)	(228,814)
Tax withholding payments on stock-based awards	(5,939)	(11,141)
Payments of deferring financing costs	(1,819)	—
Other	(1,441)	(1,955)
Net cash used for financing	(226,931)	(436,814)

Net decrease in cash and cash equivalents	(236,045)	(236,314)

Balance at beginning of the period	713,260	949,574

Balance at end of the period	$477,215	$713,260

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2025 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the (i) three months ended December 31, 2025 and 2024, (ii) three months ended September 30, 2025, and (iii) year ended December 31, 2025 and 2024:

	Three Months Ended			Year Ended
	December 31		September 30, 2025	December 31
	2025	2024		2025	2024
	(in thousands)
Net income	$8,734	$68,900	$21,769	$132,836	$376,354
Interest expense	6,024	5,810	5,327	21,846	24,067
Interest income	(4,452)	(7,831)	(4,181)	(18,766)	(39,139)
Income tax provision	5,572	24,276	9,088	47,117	125,405
Depreciation and amortization	41,313	37,035	42,378	158,221	144,113
EBITDA	57,191	128,190	74,381	341,254	630,800
Change in fair value of interest rate swaps	—	465	—	925	2,038
Adjusted EBITDA	$57,191	$128,655	$74,381	$342,179	$632,838

The following table reconciles segment income (loss) and unallocated corporate costs to Segment EBITDA, EBITDA and Adjusted EBITDA for the (i) three months ended December 31, 2025 and 2024, (ii) three months ended September 30, 2025, and (iii) year ended December 31, 2025 and 2024:

	Three Months Ended			Year Ended
	December 31		September 30, 2025	December 31
	2025	2024		2025	2024
	(in thousands)
Building Materials Distribution
Segment income	$41,482	$70,701	$54,286	$222,218	$303,385
Depreciation and amortization	14,967	13,758	15,545	58,689	49,534
Segment EBITDA	$56,449	$84,459	$69,831	$280,907	$352,919

Wood Products
Segment income (loss)	$(13,794)	$33,583	$(12,055)	$5,836	$231,454
Depreciation and amortization	26,093	22,998	26,561	98,456	93,203
Segment EBITDA	$12,299	$56,581	$14,506	$104,292	$324,657

Corporate
Unallocated corporate costs	$(11,737)	$(11,565)	$(9,902)	$(44,725)	$(44,801)
Foreign currency exchange gain (loss)	(40)	(1,061)	(293)	760	(1,164)
Pension expense (excluding service costs)	(33)	(38)	(33)	(131)	(149)
Change in fair value of interest rate swaps	—	(465)	—	(925)	(2,038)
Depreciation and amortization	253	279	272	1,076	1,376
EBITDA	(11,557)	(12,850)	(9,956)	(43,945)	(46,776)
Change in fair value of interest rate swaps	—	465	—	925	2,038
Corporate Adjusted EBITDA	$(11,557)	$(12,385)	$(9,956)	$(43,020)	$(44,738)

Total Company Adjusted EBITDA	$57,191	$128,655	$74,381	$342,179	$632,838